Code of Ethics

May 10, 2013

TABLE OF CONTENTS

I.	Introduction			1

II.	Code of Ethics			3

	A.	Statement of Policy		3
	B.	Conflicts of Interest		3
	C.	Confidentiality		4
		1.	Confidentiality and the Press	5
		2.	Confidentiality of Portfolio Holdings Information	5
		3.	Computer Systems Resources, Intellectual and Corporate Property	5
		4.	Implications of Breach of Confidentiality Duties	6
	D.	Compliance with Selected Laws, Regulations, Policies and Procedures		6
		1.	Compliance with Federal Securities Laws	6
		2.	Policy on Prevention of Insider Trading	7
		3.	Policy on Political Contributions, Solicitation Payments, and Fundraising Activities	8
		4.	Giving Advice to Clients	11
		5.	Dishonest Acts	12
		6.	Review of Email and Other Communications with the Public	13
		7.	Destruction of Documents	13
		8.	Preparation of Public Filings	13
		9.	Participation in Audits	13
		10.	Challenging Financial Information	13
	E.	Code of Ethics Reporting Responsibilities		13
		1.	Outside Business or Employment Activities	14
		2.	Gifts and Business Entertainment	15
		3.	Political Activities/Contributions	17

III.	Review and Reporting of Violations/Recordkeeping
	A.	Review and Reporting of Violations		18
	B.	Retention of Records		19

IV.	Delivery and Acknowledgment of Receipt and Understanding			20

All forms are available on my.ICMARC.org https://my.icmarc.org/xp/intranet/home/.

I. Introduction

This Code of Ethics embodies more than a statement requiring adherence to a set of rules or regulations; it establishes a commitment to excellence and an allegiance to a guiding set of principles, such as honesty, integrity and fiduciary responsibility. As our mission states “We put clients first and serve them with excellence, integrity and leadership.” These principles are the foundation upon which the ICMA Retirement Corporation (“ICMA-RC”) is built. As a non-profit corporation, we have a special responsibility to our participants and a special bond of trust with them. Our Code of Ethics is one of the key tools ICMA-RC uses to protect this relationship.

The Code of Ethics has been adopted by ICMA-RC and Vantagepoint Investment Advisers, LLC (“VIA”) pursuant to Section 204A of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 204A-1 there under.

The Code of Ethics applies to all associates of ICMA-RC, regardless of position, responsibility or location. “Associates” include:

•	all full-time and part-time, management and non-management individuals, all contract and temporary employees of ICMA-RC (or any of its current or future affiliates or subsidiaries),

•	all corporate officers of ICMA-RC,

•	all officers of The Vantagepoint Funds who are also employees of ICMA-RC (or any of its affiliates or subsidiaries),

•	all LLC Managers[1] of VIA, Vantagepoint Transfer Agents, LLC (“VTA”) and ICMA-RC Services, LLC (“ICMA-RC Services”).[2]

Special policies may also apply to associates in the Investment, Finance, Sales or Marketing divisions or those in a position of particular authority.

This document does not attempt to address all areas of potential liability under applicable policies or laws. Associates have a duty to comply diligently with this Code of Ethics and all applicable law, but must also use common sense in all activities relating to ICMA-RC’s business. If an associate is unsure of a particular responsibility that may affect or compromise the integrity of ICMA-RC, he/she must seek advice and guidance from ICMA-RC’s Senior Vice President and Chief Compliance Officer (“CCO”) or the ICMA-RC Legal Department.

ICMA-RC takes seriously its responsibility to its clients and its public sector mission. ICMA-RC believes that compliance with this Code of Ethics is an integral component to meet that responsibility. Accordingly, ICMA-RC reserves the right to pursue all remedies, legal and otherwise, in the event that the Code of Ethics is breached. Please read this document carefully and keep in mind that you are making an important pledge to ICMA-RC. Many of the obligations under this Code of Ethics are statutorily required; others are required by ICMA-RC.

[1]	An LLC Manager is person who is named as a Manager of a company that is organized as a limited liability company in, or designated as a Manager of a limited liability company pursuant to, a limited liability company agreement or similar instrument under which the limited liability company is formed.
[2]	Members of the Board of Directors of ICMA-RC are subject to a separate ICMA Retirement Corporation Code of Ethics and Business Conduct, also adopted under Section 204A of the Investment Advisers Act of 1940 and Rule 204A-1 thereunder.

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If you have any questions or concerns about this Code of Ethics or its requirements, please contact the ICMA-RC Compliance Department (“ICMA-RC Compliance”) or the CCO before signing the Code of Ethics Acknowledgment Form.

Associates also must review and comply with the ICMA-RC Associate Handbook for additional details and information regarding ICMA-RC’s policies and procedures. The Handbook is available from the ICMA-RC Human Resources Division (“Human Resources”) and on the ICMA-RC intranet at https://myicmarc.org.

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II. Code of Ethics

A.	Statement of Policy

ICMA-RC has accepted a significant and distinct mission — to become the most trusted provider of financial services to state and local governments. Our personal commitment to public service reflects our values of independence, integrity and excellence and the acceptance of this mission creates a fiduciary responsibility that is unlike many organizations in the financial services industry. To earn the trust of public officials and public employees, associates must set an ethical standard above that of ICMA-RC’s competitors. For this reason, ICMA-RC requires its associates to take a proactive approach to ensuring not only a high quality of service but also a high degree of confidentiality and professionalism in dealing with our clients and their interests.

In addition, as registered investment advisers, ICMA-RC and VIA have fiduciary obligations to their investment advisory clients. These fiduciary obligations are shared by all associates and require associates to act in each client’s best interests, to subordinate their own interests to the interests of clients, and to seek to avoid conflicts with client interests. In this regard, associates must be mindful that any financial benefits and opportunities generated through, or made available to us as a result of, our clients’ assets, such as the substantial fees our clients pay third parties for investment advice or other services, belong to each of those clients. Such “fall-out” benefits from our relationship with a client cannot be used to win benefits for ICMA-RC, individual associates or another client. Care also must be taken to avoid even the appearance of using client assets for our own benefit. If you have questions in this regard, you are encouraged to seek guidance from the CCO.

Associates are expected to promote the corporate mission while fostering an environment of professional courtesy, respect and growth. This obviously means diligently complying with the rules and regulations governing a financial service corporation, but also means more than simply being technically in compliance. It means being careful, conscientious and clearly focused on the long-term interests of our clients. Associates are expected to strive to exceed these standards and any individual violating these policies is subject to appropriate action, including dismissal from employment. In some instances, failure to report an illegal act may also constitute a criminal act subject to prosecution by the appropriate authorities (e.g., insider trading).

Additionally, in the case of associates who are registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”), other restrictions and/or regulations may apply. Registered associates should consult with their supervisor, ICMA-RC Compliance or the CCO for more information about these requirements.

Please also consult the ICMA-RC Associate Handbook or ICMA-RC Compliance for information about other ICMA-RC policies and procedures.

B.	Conflicts of Interest

Generally, a conflict of interest is a situation in which an associate has competing professional or personal interests. Such competing interests can make it difficult for the associate to fulfill his or her duties at ICMA-RC impartially. A conflict of interest can create an appearance of impropriety that can undermine confidence in the associate and ICMA-RC.

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Although ICMA-RC respects its associates’ right to privacy, associates must also take appropriate measures to avoid situations where their personal and financial affairs may conflict or appear to conflict with their professional responsibilities. Associates, regardless of their position within ICMA-RC, have a duty to be free from the influence of conflicting interests when representing ICMA-RC in any business dealings or making any recommendations that may influence an action taken by ICMA-RC or a client.

Associates are required to disclose to the CCO and Human Resources any matters that could reasonably be expected to interfere with their duty to ICMA-RC or any of its clients. Associates are also required to disclose any material conflict of interest that could impair their ability to render unbiased and objective advice or service to ICMA-RC or its clients. These disclosures should be made through reporting methods discussed in Section E below.

The following are brief discussions of certain activities/situations that may involve conflicts of interest or appearances of conflicts:

•	Certain Outside Business Activities — Associates shall refrain from outside interests and activities that could affect the associate’s quality of work; compete with ICMA-RC’s activities or business interests; involve use of ICMA-RC’s equipment, supplies, facilities or other assets; infer sponsorship or support by ICMA-RC; or adversely affect ICMA-RC’s reputation. See “Outside Business or Employment Activities” in Section E below.

•	Gifts and Entertainment — Associates shall not use their position with ICMA-RC to receive favorable treatment, such as price breaks, discounts, free services or merchandise that could be used for the individual’s personal gain. See “Gifts and Business Entertainment” in Section E below.

•	Personal Use of Confidential Information — ICMA-RC prohibits the use of confidential or restricted information for personal gain, whether during employment or after. See “Confidentiality” in Section C below.

C.	Confidentiality

Confidentiality is essential to the integrity of the financial services industry. Accordingly, associates must use the utmost discretion at all times when dealing with confidential information regarding ICMA-RC, its clients or fellow associates. It is unethical to discuss the personal business of clients or associates for any reason except in the context of ICMA-RC’s professional business relationship and within the scope of the associate’s job responsibility. Furthermore, associates must safeguard such information from inadvertent or unauthorized disclosure or use. ICMA-RC prohibits the use of confidential or restricted information for personal gain when such information is not readily available in the public domain. By signing this Code of Ethics, every associate has accepted and agreed to the affirmative responsibility to safeguard the confidentiality of all information connected with ICMA-RC from inadvertent disclosure or use. Furthermore, the duties imposed by this Code of Ethics for the proper use and protection of confidential or restricted information continues for associates who have terminated their employment relationship with ICMA-RC until such time as ICMA-RC determines that the information is no longer considered material or confidential.

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Client information should only be disclosed within ICMA-RC to those who need the information to perform their duties, and shall never be disclosed outside the organization other than to ICMA-RC’s public accountants or legal counsel, unless authorized by the client or required by proper legal process, as determined by the ICMA-RC Legal Department. Associates may not share client (prospective, current or past) information or business information of a proprietary and/or confidential nature to ICMA-RC, with another client, firm, party, or a competitor of ICMA-RC. Associates also must not divulge to ICMA-RC or another associate any information from a confidential source that may expose ICMA-RC to potential liability.

Inter-departmental confidentiality must also be observed. All divisions within ICMA-RC maintain files specific to their areas of responsibility that may be of a confidential nature. Associates should not, under any circumstance, access files outside of their area of responsibility or maintained by another department/division without first seeking appropriate approval and permission from an authorized representative of that department/division. See the ICMA-RC Privacy Policy for additional information regarding confidentiality.

1.	Confidentiality with the Press and Others

Unless expressly authorized by the CEO, Chief Operations & Marketing Officer and/or the Vice President of Communications and Education, associates may not at any time convey any information regarding ICMA-RC, VTC, VIA, ICMA-RC Services and/or The Vantagepoint Funds or any subsidiary or affiliate to any member of the press. This includes confirming or denying any statement made to you by another party. There are no exceptions to this policy. If contacted by the press, associates are to immediately refer the inquiry to the Vice President of Communications and Education or the Chief Operations & Marketing Officer.

ICMA-RC associates are not allowed to contribute to any materials on behalf of a vendor including, but not limited to, press releases, endorsements or references provided verbally or in writing. Any inquiries or requests of this nature should be immediately directed to the Vice President of Communications and Education or the Chief Operations & Marketing Officer.

Because of the seriousness of potential damage that may result from unauthorized press statements, a breach of this policy will result in disciplinary action, up to and including termination.

2.	Confidentiality of Portfolio Holdings Information

The obligation to keep non-public client information confidential also applies to information about the portfolio holdings of investment advisory clients of ICMA-RC and VIA, including the VantageTrust funds and The Vantagepoint Funds. Note that, as of the effective date of this Code of Ethics, portfolio holdings of The Vantagepoint Funds do not become public until the 25th day after month end (or the next business day thereafter if the 25th day is not a business day).

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3.	Computer Systems Resources, Intellectual and Corporate Property

ICMA-RC’s computer systems resources, intellectual and corporate property are vital assets of ICMA-RC and should be treated accordingly. These resources include, but are not necessarily limited to, computer systems, system designs, hardware, programs and applications, data files (electronic and hardcopy files containing corporate and/or client data); internet resources and strategies; marketing strategies; patents and trade secrets; copyrighted materials; financial transactions and data; current or potential customer lists or information; sales prospecting data; and any other information or data that could be construed as proprietary. These assets are the sole property of ICMA-RC and are deemed vital to the interests of ICMA-RC and its clients.

Associates are expected to take reasonable and appropriate measures to protect these assets from accidental or unauthorized use, modification, disclosure or destruction. Accordingly, associates may not disclose, or cause to be disclosed, in any way, either during or after employment, any of these assets, except solely as necessary to perform his or her duties as an associate. Similarly, during employment and after, associates may not use any these assets for personal gain, or reveal them to individuals outside of the organization, or other organizations (including ICMA-RC’s competitors). Associates who plan to leave employment with ICMA-RC must not remove or transfer to any other associate, individual, firm or organization any of these assets without advance proper authorization.

ICMA-RC expects its associates to take proactive measures to protect the integrity of the assets described above. Examples of such measures include: storage of equipment and records in a safe place when not in use; changing passwords on a regular basis; formulating passwords that are not readily obvious or available to unauthorized users; and refraining from keeping sensitive data on the hard drive unnecessarily. Please see the Computer Security Policy User Agreement, Records Retention and Privacy policies for more information.

4.	Implications of Breach of Confidentiality Duties

Given the nature of its business, ICMA-RC places special significance on breaches of confidentiality. In the event any confidentiality provision of this Code is breached, ICMA-RC expects to pursue all available remedies, legal and otherwise.

D.	Compliance with Applicable Laws, Regulations, Policies and Procedures

Associates may not knowingly participate or assist in any acts violating any applicable law, rule or regulation of any government, government agency, or regulatory agency governing professional, financial or business activities, nor any act violating any provision of this Code of Ethics.

1.	Compliance with Federal Securities Laws

Associates must at all times comply with the Federal Securities Laws, both in conducting the business of ICMA-RC and its affiliates and when acting in a personal capacity with respect to their own investment activities. Any violation of the Federal Securities Laws will be a

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violation of this Code of Ethics and may subject the associate to sanctions or other appropriate remedial action under this Code, in addition to any civil or criminal remedies or penalties that may be imposed by governmental authorities.3

2.	Policy on the Prevention of Insider Trading

Federal law prohibits knowingly or recklessly purchasing or selling a security on the basis of material, non-public information or communicating such information to anyone in connection with a purchase or sale. In short, if an associate acquires information as a result of a special or confidential relationship with an issuer (this includes The Vantagepoint Funds, VantageTrust PLUS Fund and the ICMA-RC corporate portfolio), the associate may not communicate the information or take investment action based on such information. Even if the associate is not in a special or confidential relationship with the issuer, he/she shall not communicate or act on material, non-public information if he/she knows or should have known that such information was disclosed in breach of a duty.

“Material” information means anything (including any price sensitive corporate or market information) that a reasonable investor would consider important in determining whether to purchase, sell or hold a security or, if publicly disclosed, would be reasonably likely to affect the market value of a security. Other examples include, but are not limited to, information relating to: financial forecasts or projections, contemplated mergers or acquisitions, changes in management, major litigation, significant products or discoveries, pending rating changes, financial liquidity or the gain or loss of a significant customer or supplier.

Information is non-public until it has been broadly disseminated or made available to the general public, such as by press release carried by a major news service, a major news publication or a public filing made with a regulatory agency. Rumors, even if widespread or accurate, do not make inside information “public” and; therefore, do not relieve persons from the prohibitions on insider trading.

ICMA-RC is the sponsor of The Vantagepoint Funds, an open-end investment company that is registered under the Investment Company Act of 1940 (the “1940 Act”). Additionally, ICMA-RC is the owner of several entities that provide services to The Vantagepoint Funds, including ICMA-RC Services, a registered broker-dealer, and VIA, a registered investment adviser. Accordingly, the Personal Securities Trading Policy has been adopted by ICMA-RC and its subsidiaries, as well as The Vantagepoint Funds, pursuant to Rule 17j-1 under the 1940 Act and certain provisions of Rule 204A-1 under the Advisers Act. The Personal Securities Trading Policy includes a discussion of, and additional policies regarding, material, nonpublic information.

[3]	Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gram-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act, as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

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All associates will receive a copy of the Personal Securities Trading Policy, and any associates who are “Access Persons” under that Policy will receive training on the details of the Policy. All associates in the Investment, Finance, Legal, Compliance, Internal Audit divisions and, certain associates in Information Technology and Information Security are automatically considered Access Persons under the Personal Securities Trading Policy. In addition, Vice Presidents and above are deemed to be “Access Persons” under the Personal Securities Trading Policy. From time to time associates may have a legitimate business need to be granted access to the books and records of The Vantagepoint Funds that may contain material non-public information, which would cause the associate to be deemed an “Access Person”. The CCO or ICMA-RC Compliance will inform associates of their status as an “Access Person” under the Personal Securities Trading Policy.

All registered associates of ICMA-RC Services are required to comply with FINRA reporting rules, in addition to any insider trading requirements that may apply as noted above. Please contact the CCO or ICMA-RC Compliance for more information.

3.	Policy on Political Contributions, Solicitation Payments, and Fundraising Activities

The Securities and Exchange Commission (“SEC”) has adopted a rule to prohibit “pay-to-play” practices of investment advisers that provide advisory services to state or local government entities (the “Rule”). The Rule is designed to prevent an investment adviser from making political contributions or hidden payments to certain state or local government officials (an “Official”) to try to influence the adviser’s selection as adviser to a state or local government entity (a “government entity”). This Rule does not apply to elections for federal office.

An “Official” means any person (including any election committee for the person) who was at the time of the contribution an incumbent, candidate, or a successful candidate for an elective office of a government entity if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or has the authority to appoint any person who has such responsibility or influence.

Subject to certain exceptions, the rule has the following prohibitions:

•	Two-year ban on Compensation: The Rule prohibits an investment adviser from receiving compensation for providing advisory services to a government entity for two years after the adviser makes a prohibited contribution to an Official;

•	Ban on Using Third Parties to Solicit Government Business: The Rule prohibits an adviser from paying a third party to solicit state or local government business (such as a solicitor, finder, pension consultant, or placement agent), unless the third party is a “regulated person;” and

•	Ban on Soliciting and Coordinating Contributions and Payments: The Rule prohibits an adviser from soliciting any person or political action committee to make (1) a contribution to an Official of a state or local government entity to which the adviser is providing or seeking to provide advisory services or (2) payments to a political party of a state or locality where the adviser is providing or seeking to provide advisory services.

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For the purposes of the Pay-to-Play Rule, investment advisers to a “covered investment pool” in which a “government entity” invests are treated as though the investment adviser was providing advisory services directly to the government entity. Under the Pay to Play Rule, a “covered investment pool” is any investment company registered under the Investment Company Act of 1940 (the “Act”) that is an option of a retirement plan or program of a government entity, or an investment company that would be registered but for the exception in section 3(c)(11) of the Act. Accordingly, both the VantageTrust Funds and The Vantagepoint Funds are covered investment pools under the Pay-to-Play Rule.

As defined in the Pay-to-Play Rule, a “government entity” means any state or political subdivision thereof, including: any agency, authority, or instrumentality of the state or political subdivision; pool of assets sponsored or established by the state or political subdivision, or any agency, authority, or instrumentality; a plan or program of a government entity (emphasis supplied); and officers, agents, or employees of the state or political subdivision or any agency, authority, or instrumentality thereof, acting in their official capacity. Based on this definition, most ICMA-RC clients that invest in the VantageTrust Funds and The Vantagepoint Funds are government entities under the Pay-to-Play Rule. Consequently, both ICMA-RC and VIA are investment advisers subject to the Pay-to-Play Rule.

ICMA-RC’s policy on political contributions, solicitation payments, and fundraising activities (“Political Contribution Policy”) applies to all officers and employees of ICMA-RC and its affiliated entities, including VIA, regardless of position, responsibility, or title (collectively, “ICMA-RC Associates”).

All ICMA-RC Associates are required to comply with the following restrictions and limitations:

•	Political Contribution Restrictions — ICMA-RC and VIA (collectively with their affiliates, “ICMA-RC”), as adviser entities, and ICMA-RC associates are prohibited from making political contributions to “Covered Officials.”[4]

•	Third Party Solicitors — ICMA-RC will not make any payment to a third party for soliciting ICMA-RC clients or potential clients unless that third party is a “Regulated Person;” and

•	Fundraising Ban — ICMA-RC will not host political fundraisers or otherwise engage in soliciting or coordinating political contributions for “Covered Officials.”

[4]	A “Covered Official” under ICMA-RC’s policy applies to any person (including any election committee for the person) who was at the time of the contribution an incumbent, candidate, or a successful candidate for an elective office of a state or local government entity. This definition is broader than the Rule’s definition of “Official.”

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a) Political Contribution Restrictions

ICMA-RC, including VIA and its other wholly-owned subsidiaries, and ICMA-RC Associates will not make political contributions to Covered Officials.

ICMA-RC Associates may request that ICMA-RC’s Chief Compliance Officer (“CCO”) grant an exception to the political contribution restriction provided that: 1) the total amount for which approval is requested is the lower of $150 per year or per election; 2) the requesting associate provides documentation that the contribution meets these standards, particularly the per election standard; and 3) the requesting associate is current on all required reporting and affirmations under ICMA-RC’s Political Contribution Policy. The CCO has no obligation to grant such requests.

For purposes of ICMA-RC’s Political Contribution Policy, a primary and general election are considered to be a single election. In other words, the $150 limit applies across the entire election cycle, and an ICMA-RC Associate may not contribute additional amounts until after the general election.5

ICMA-RC Associates are reminded, however, that they are not to make political contributions of any amount as a quid pro quo for obtaining or retaining ICMA-RC clients.

(1) ICMA-RC Associates

As noted above, “ICMA-RC Associates” includes all officers and employees of ICMA-RC, including its affiliated entities. This policy does not directly apply to spouses or other persons who are not an ICMA-RC Associates. However, the Pay to Play Rule expressly prohibits acts done indirectly, which, if done directly, would violate the rule.6 Accordingly, ICMA-RC Associates cannot funnel payments through a spouse or other person or entity in order to avoid the contribution limit.

(2) Covered Official

A “Covered Official” means any person (including any election committee for the person) who was at the time of the contribution an incumbent, candidate, or a successful candidate for an elective office of a state or political subdivision thereof (a government entity, as defined by the Pay-to-Play Rule). This policy does not apply to elections for federal office.

(3) Contributions

“Contribution” means a gift, subscription, loan, advance, or deposit of money or anything of value made for the purpose of influencing an election for federal, state, or local office, including any payments for debts incurred in such an election. A contribution also includes transition or inaugural expenses incurred by a successful candidate for state or local office.

Neither charitable donations nor an employee’s volunteer activities on behalf of a campaign are considered to be contributions. ICMA-RC Associates, however, may not spend time on a campaign during business hours or otherwise use ICMA-RC resources (e.g., providing office space for events or using ICMA-RC computers, telephones, ICMA-RC s’ name, etc.) on behalf of a campaign.

[5]	This approach is applicable to ICMA-RC’s policy; the SEC considers the primary and general elections to be separate elections for purposes of the de minimis exception.
[6]	See Section II.C.3(d).

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b) Third Party Solicitor Restriction

It is ICMA-RC’s policy not to make any payments to a third party for soliciting ICMA-RC clients or potential clients unless that third party is a “regulated person” as that term is defined under the Pay-to-Play Rule.

Prior to engaging a third party to solicit client business on behalf of ICMA-RC, a Designated Compliance Officer must approve the terms of the engagement. The Designated Compliance Officer will document his or her approval of the engagement.

c) Ban on Fundraising Activities

The Pay-to-Play Rule prohibits an adviser from soliciting any person or political action committee to make a contribution or payment to an official of a government entity to which the adviser is providing or seeking to provide advisory services. Soliciting and coordinating contributions includes any meeting or conference sponsored by ICMA-RC that features a Covered Official as a guest speaker or attendee and that involves fundraising for that Covered Official. It is ICMA-RC’s policy not to host fundraisers or otherwise engage in political fundraising for Covered Officials, or for state and local political parties.

Whether a particular activity involves a solicitation or coordination of a contributions or payments will depend on the facts and circumstances of that activity. ICMA-RC Associates should contact the Designated Compliance Officer with any questions regarding potential sponsorship activities involving ICMA-RC clients or potential clients.

ICMA-RC Associates may not personally pay expenses associated with a political fundraiser because such payments would be considered a Contribution that is prohibited by this policy.

d) Indirect Prohibition

The Pay-to-Play Rule prohibits advisers from doing anything indirectly that would be prohibited if done directly. This prevents ICMA-RC and its Associates from sending contributions to covered officials through third parties such as family members, friends, affiliates, or any person or entity. All ICMA-RC Associates will be required to certify, on a semi-annual basis, that they have not done anything indirectly that would be considered a violation of this policy or Code of Ethics if they had done such a thing directly.

4.	No Tax or Legal Advice

ICMA-RC does not in the normal course of its business provide advice on matters concerning tax or legal matters. Clients who request such advice should be advised to seek such advice from a competent external source or provider.

5.	Dishonest Acts and Honesty

ICMA-RC has an established reputation for honest and irreproachable business practices. If an individual employed by ICMA-RC is found (or is reasonably believed) to have

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committed an alleged dishonest or fraudulent act within the scope of his/her duties or an act within the scope of his/her duties that violates local, state or federal law, ICMA-RC is obligated to report such alleged act in a timely manner to all appropriate law enforcement and regulatory authorities.

Associates who become aware of dishonest, illegal, or improper acts by other associates must immediately call such matters to the attention of senior management. Failure to disclose known dishonest acts may classify a person as an accessory to such offenses.

Action taken as a result of dishonest conduct will be directed by ICMA-RC’s President and CEO or ICMA-RC’s Board of Directors following a review of facts surrounding the situation.

Moreover, associates shall not knowingly make or omit any statements, orally or in writing that either explicitly or implicitly mislead, misinform or misrepresent the services the associate or ICMA-RC is capable of performing for the client, the qualifications of the associate or ICMA-RC, or the past or present investment performance of any funds maintained by The VantageTrust Company (“VTC”) or of The Vantagepoint Funds.

No false, artificial or misleading statements and/or information shall be used in any books, records, writings or publications of ICMA-RC or any of its subsidiaries, the funds maintained by VTC, or The Vantagepoint Funds for any reason, and no associate shall engage in any activity that may facilitate or appear to condone such an act. In addition, transactions or financial data and entries must not be misrepresented or manipulated.

Associates must also not knowingly make or omit statements, either orally or in writing, that explicitly or implicitly mislead, misinform or misrepresent information on employment-related documents, including expenses on expense reports, or that misrepresent their hours worked on timesheets. ICMA-RC also requires associates to adhere to the letter and spirit of any ICMA-RC agreement, including those relating to software licensing, use of equipment, etc. For example, associates may not use unauthorized software on ICMA-RC equipment or use ICMA-RC equipment for unauthorized purposes.

Furthermore, once an associate knows he/she may be leaving employment with ICMA-RC, the associate is expected to professionally decline a request and/or decline from making a request to attend training classes, seminars or any other professional development exercise that causes ICMA-RC to incur expenses that will not benefit its clients. Moreover, once an associate knows he/she may be leaving employment with ICMA-RC, the associate is expected to decline participation in corporate strategic business and/or client meetings, unless express, prior approval from senior management is received.

6.	Review of Email and Other Communications With the Public

All associates should review the Associate Handbook for details and information regarding the firm’s policies on the use and review of email.

All associates registered with FINRA through ICMA-RC Services are subject to the communications and email review policy which is included in the ICMA-RC Services Compliance Manual and Written Supervisory Procedures.

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7.	Destruction of Documents

Associates shall not knowingly alter, destroy, mutilate, conceal, cover up, falsify, or make a false entry in any record, document, or tangible object with the intent to impede, obstruct or influence any investigation or proceeding by a court or regulatory authority with jurisdiction over ICMA-RC, any subsidiary of ICMA-RC, any funds maintained by VTC or The Vantagepoint Funds.

8.	Preparation of Public Filings

Each associate shall fully comply with the disclosure controls and procedures, which are designed to ensure that all documents filed with the SEC and other regulatory agencies are complete, fairly presented, accurate, timely and understandable to the best abilities of the associate, and to ensure that the documents otherwise comply with all applicable laws, rules and regulations.

9.	Participation in Audits

Associates shall cooperate fully and truthfully with any audit of ICMA-RC, any subsidiary of ICMA-RC, any funds maintained by VTC, or The Vantagepoint Funds that is conducted by a public accounting firm. Any associate that takes any action with respect to any such audit that is intended to fraudulently influence, coerce, manipulate or mislead any person participating in the audit will be subject to disciplinary action, which may include termination.

10.	Challenging Financial Information

Please see the ICMA-RC Whistleblower Policy, for information regarding challenging financial information. No associate may retaliate or take any adverse action against anyone for raising or helping to resolve an integrity concern.

E.	Code of Ethics Reporting Responsibilities

ICMA-RC respects each associate’s right to privacy. However, as described elsewhere in this Code of Ethics, associates must also avoid conflicts of interest or the appearance of conflicts in connection with their employment with ICMA-RC. As noted below, certain reporting responsibilities have been established to which all associates are subject. These reporting responsibilities have been established as a means for providing reasonable assurance against undisclosed conflicts of interest.

Additional responsibilities of associates for the reporting of outside securities accounts, securities holdings and personal securities transactions are included in the Personal Securities Trading Policy.

Any questions regarding the reporting responsibilities of associates as described in this section of the Code of Ethics should be directed to each associate’s manager and/or ICMA-RC Compliance.

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1.	Outside Business or Employment Activities

All associates must consider their employment at ICMA-RC as their primary employment responsibility. All full or part time associates are required to obtain prior written approval from their manager and ICMA-RC Compliance before engaging in outside business or employment activities as listed below. All temporary or contract associates that are expected to be onsite for 30 days or more are also required to obtain prior written approval from their manager and ICMA-RC Compliance before engaging in such activities.

Requests for approval of outside business or employment activities must be submitted through Protegent PTA or, if electronic submission is not possible, submit a Request for Approval of Outside Business Activity form (see my.icmarc.org). Requests must be submitted and approved by your manager. Requests will be submitted to ICMA-RC Compliance for final review and, if deemed acceptable, approved.

Following is a list of outside business or employment activities for which associates must receive prior approval as noted above. This list is not exhaustive of all business and employment opportunities that may present themselves to associates and may be germane to this reporting requirement. Therefore, associates are encouraged to seek the advice of their manager and/or ICMA-RC Compliance regarding potential opportunities not included in this list.

•	Employment or other affiliation, or receiving compensation (commissions, riders, etc.) from former employers or from any entities providing retirement, investment or other financial services; computer or information technology services; or insurance or employee benefit activities outside of ICMA-RC;

•	Participating directly or indirectly (or procuring a financial interest) in a business venture with a client or vendor of ICMA-RC (or any current or future affiliate or subsidiary of ICMA-RC);

•	Becoming a director, officer, adviser, partner, consultant or trustee of any organization or business;

•	Becoming a candidate for elective office or seeking a paid government position.

•	Raising money for any business venture;

•	Engaging in an outside writing or broadcasting activity (advertising, articles, interviews, seminars, teaching, or speaking engagements);

•	Testifying as an expert witness (also requires Legal Department approval);

•	Managing a portfolio or advising on the effects of securities transactions for a non-profit organization (whether or not the associate receives compensation) except for family trusts where the associate is a family member;

•	Borrowing from a broker/dealer, vendor or client other than with a recognized lending institution or normal extension of credit through a bank, department store or margin account at a FINRA/exchange member firm;

•	Any activity that could be viewed as an actual or apparent conflict of interest by ICMA-RC — whether or not the activity is related to financial services.

Exceptions to this policy are generally made in those instances in which associates are participating on a voluntary basis in charitable, religious, philanthropic organizations or are engaged in a hobby or business in which the associate does not receive compensation or have the expectation of making a profit.

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2.	Gifts and Business Entertainment

It is the overriding principle of the following policy that associates should not give or receive anything of value to or from any client, participant, supplier and/or other party involved in daily business with ICMA-RC that is intended or causes or may cause either party to act in a manner that is inconsistent with the best interests of ICMA-RC or its affiliates, associates or clients (employer clients and participants), or vendors and other parties doing business with ICMA-RC.

Limit on Amount of Gifts Given/Received: Associates may not give or receive gifts, non-cash compensation or honorariums valued in excess of $100 in any calendar year from any person or entity that does business with or on behalf of ICMA-RC or its affiliates, or seeks to do business with ICMA-RC or its affiliates.

In the event an associate receives a gift valued over $100, the associate may:

•	Return or decline the gift;

•	Share the gift with other associates as appropriate (e.g., items in a gift basket); Gift sharing is limited to food and beverage items. Gifts shared are not applied to an Associates annual limit and reporting forms indicating the gift were shared can be submitted by any associate in the department.

•	Reimburse the gift giver or make a donation to a charitable organization for the amount reasonably determined to be over $100 (attach a copy of the check or other evidence of payment to the Gift Reporting Form); or

•	Deliver the gift to the ICMA-RC’s Human Resources Department for donation to a local, unaffiliated charity.

Gift Reporting: Reports of any gifts given or received (regardless of value) are required to be made electronically via the Protegent PTA system or, if electronic submission is not possible, via the Gift Reporting Form (see my.icmarc.org), or by email including the same information required in the Gift Reporting Form, within 10 days of giving or accepting a gift. Requests must initially be submitted and approved by your manager. Approved requests will be submitted to ICMA-RC Compliance for final review and, if deemed acceptable, approved.

Reporting is required in all cases – even if gifts are divided or otherwise shared among other associates, returned to the vendor/client, reimbursement made to the vendor/client for amounts over $100, or given to charitable organizations.

FINRA Conduct Rules similarly prohibit ICMA-RC Services registered associates from giving or receiving gifts in excess of $100 per year. (See also the ICMA-RC Services Compliance Manual and Written Supervisory Procedures.)

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Under no circumstances shall associates offer an existing or prospective client or vendor, or request or accept from an existing or prospective client or vendor, any gift, service or favor in exchange for procuring for an outside entity or individual a business transaction or service offered by ICMA-RC.

For purposes of this policy, certain items are excepted from the definition of gifts under this policy and are not reportable. They include:

•	Advertising and promotional items of nominal value such as pens, notepads, key chains, calendars and items of a similar nature;

•	Awards given by charitable, civic, religious or similar organizations for meritorious contributions or service;

•	Acceptance of gifts of reasonable value related to commonly recognized events.

Business Entertainment: It is important to define and distinguish acceptable business entertainment from gifts for purposes of this policy. Business entertainment is generally considered to include, but is not necessarily limited to the following: i) business meetings and meals; ii) conferences sponsored by clients and vendors *; and iii) seminars and educational events.

From time to time, clients, vendors and other parties doing business with ICMA-RC may offer tickets and/or payment of entrance fees to social, charitable and sports or entertainment events either outright or in connection with a business meal or other entertainment event. Such offers are considered gifts in accordance with this policy and are subject to the same requirements as noted above in the section entitled Limit on Amount of Gifts Given/Received, including reimbursement of the value in excess of $100, even if the individual or entity hosting the business entertainment event is in attendance for all or a portion of the event.

In order for business entertainment to qualify as such under this policy and under applicable rules and regulations:

•	any business entertainment (and related expenses) with any given client (including participants), vendor or other party doing business with ICMA-RC should not be excessive either in dollar amount or frequency in order to avoid any appearance of a conflict of interest or attempted influence;

•	any business entertainment must be approved in advance by the associate’s manager; and

•	all business entertainment related expenses must be reported to ICMA-RC through the firm’s normal travel and entertainment expense reporting process.

If the above qualifications are not met, the associate must treat the entertainment as a gift, subject to the limitations and reporting requirements described above.

* A Note About Conferences: Conferences qualify as business entertainment for purposes of this policy only if the conference meets the above requirements and is free to all participants. Otherwise, associates must treat the conference as a gift. Keep in mind that any

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gifts given or received at a conference are subject to limitations and reporting requirements for gifts as described above (e.g., if the gift has a value over $100, it should be handled in accordance with the requirements under this policy; if such a gift has a value of $100 or less, the associate may accept the gift, but the associate must follow the gift reporting requirements outlined above).

3.	Political Activities/Contributions

As noted in Section E.1. above, any associate who is considering becoming a candidate for elective office or any paid government position must seek prior written approval from their manager and ICMA-RC Compliance. In these cases of participation in political activities, associates are deemed by ICMA-RC to be acting in their own individual interests and capacity and not as a representative of ICMA-RC. Furthermore, any effort to use corporate funds or assets for such activities is prohibited.

As noted above, ICMA-RC Associates may request that the CCO grant an exception to the Political Contribution Policy. Such request must be in writing and meet the following conditions: 1) The total amount for which approval is requested is the lower of $150 per year or per election; 2) the requesting associate provides documentation that the contribution meets these standards, particularly the per election standard; and 3) the requesting associate is current on all required reporting and affirmations under ICMA-RC’s Political Contribution Policy. The CCO will maintain records of all requests for exceptions and the disposition of those requests.

On a quarterly basis, ICMA-RC Associates are required to certify that they are in compliance with ICMA-RC’s Political Contributions Policy. Such certification will be submitted through the Protegent system.

It is the obligation of each associate who desires to make political contributions or to engage in fundraising activities to ascertain that he or she complies with ICMA-RC’s Political Contributions Policy as well as appropriate local, state and federal laws governing campaign financing. Failure to comply with this policy and relevant statutes may be grounds for disciplinary action.

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III. Review and Reporting of Violations/Recordkeeping

A.	Review and Reporting of Violations

1.	Reporting Violations

In accordance with Rule 204A-1 under the Advisers Act, all known or suspected violations of this Code of Ethics must be reported promptly to the CCO, the General Counsel or the Audit and Oversight Committee of ICMA-RC.

If an associate becomes aware of or suspects any conduct that he or she believes to be inconsistent with this Code, any of ICMA-RC’s other policies, or applicable legal requirements, or if an associate believes that he or she may have violated this Code, any of ICMA-RC’s other policies or applicable legal requirements, the associate is obligated to report the matter to the CCO, the General Counsel or the Audit and Oversight Committee of ICMA-RC. In addition, if an associate receives a report of violations or suspected violations from another associate, the associate must promptly report the matter the CCO, the General Counsel or the Audit and Oversight Committee of ICMA-RC.

ICMA-RC will protect associates who report conduct that is reasonably believed by them to constitute a violation of any law, rule or regulation. Making such a report, by itself, will not result in an associate’s termination of employment, demotion, harassment, or any threat or discrimination regarding the terms or conditions of his or her employment.

Associates may follow the reporting process found in the ICMA-RC Whistleblower Policy.

2.	Disciplinary Actions

The matters covered in this Code of Ethics are of the utmost importance to ICMA-RC and ICMA-RC’s employer-client and participants, and are essential to ICMA-RC’s ability to conduct its business in accordance with its stated values. All associates are expected to adhere to these rules in carrying out their duties for ICMA-RC.

ICMA-RC will take appropriate action against any associate whose actions are found to violate these policies or any other of ICMA-RC’s specific policies. Disciplinary actions may include immediate termination of employment or business relationship. At a minimum, any violation of this Code of Ethics will be reported to the associate’s manager, and will result in a warning from ICMA-RC Compliance. Repeat violations will result in disciplinary actions and possible termination of employment.

Violation of policy may subject ICMA-RC, its affiliates and associates to sanctions, fines or other action imposed by appropriate regulatory authorities. Where ICMA-RC has suffered a loss, remedies may be pursued against the individuals or entities responsible. In some cases, violations of policy, or failure to report a violation of

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policy or an illegal act, may constitute a criminal act subject to prosecution by appropriate authorities. Where laws have been violated, ICMA-RC will cooperate fully with the appropriate authorities.

Associates should be aware that this Code of Ethics does not alter an employee’s at-will relationship with ICMA-RC as described in the Associate Handbook.

B.	Retention of Records

The CCO shall make and keep required records with respect to this Code of Ethics in accordance with relevant requirements under Rule 204A-1, as follows:

1.	A copy of this Code of Ethics, any amendments thereto and any alternative versions thereof that were in effect at any time within the past five years;

2.	A record of the written acknowledgments of receipt of this Code and any amendments thereto provided by any person who is, or who was at any time within the past five years, subject to this Code; and

3.	A record of any violation of this Code and of any action taken as a result of the violation for a period of five years from the end of the fiscal year during with the entry was made on such record, the first two years readily accessible.

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IV. Delivery and Acknowledgment of Receipt and Understanding

ICMA-RC Compliance shall deliver copies of this Code of Ethics, including any amendments thereto, to all associates via e-mail. Each associate is expected to read and understand all that is contained within this document and must certify their understanding by signing and promptly returning the written acknowledgement form attached to the e-mail to ICMA-RC Compliance.

Any questions or need for clarification about this Code or the acknowledgment should be directed to ICMA-RC Compliance or the CCO.

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